SHAREHOLDER SERVICING AGREEMENT

         THIS AGREEMENT, entered into as of the date that the registration statement of the Quaker Mid-Cap Value Fund of the Quaker Investment Trust becomes effective with the Securities and Exchange Commission, by and between QUAKER INVESTMENT TRUST (the "Trust"), a Massachusetts business trust, and QUAKER FUNDS, INC., a Pennsylvania corporation ("Quaker Funds").

                                   BACKGROUND

         WHEREAS, the Trust is registered as a diversified, open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain Quaker Funds to provide certain shareholder servicing services to shareholders of the Quaker Mid-Cap Value Fund series of the Trust pursuant to the terms and conditions of this Agreement, and Quaker Funds is willing to so furnish such services;

         NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Engagement. The Trust hereby engages Quaker Funds to provide the shareholder servicing services set forth below to shareholders of the Quaker Mid-Cap Value Fund (the "Fund") series of the Trust for the period and on the terms set forth in this Agreement. Quaker Funds hereby accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Shareholder Servicing Services. Quaker Funds hereby agrees to provide the following services for the benefit of the shareholders of the Fund, to the extent not provided by the Fund's administrator, transfer agent or custodian: (i) provide oversight with respect to the responsibilities of the Fund's investment advisor; (ii) arrange for the payment of investment advisory and administrative fees; (iii) coordinate payments under the Fund's Distribution Plan; (iv) develop communications with existing Fund shareholders; (v) prepare periodic reports to Fund shareholders; (vi) assist in responding to shareholder inquiries; (vii) review of proxy materials, registration statements and other documents; and (viii) review of audit reports.

         3. Services Not Exclusive. The shareholder servicing services to be furnished by Quaker Funds hereunder are not to be deemed exclusive, and Quaker Funds shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

         4. Compensation. The Trust will pay Quaker Funds, and Quaker Funds will accept as full compensation for its services rendered hereunder, a shareholder servicing fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of 0.25% of the average daily net assets of the Fund. Quaker Funds hereby acknowledges that the expense ratio for the Fund will be capped at 1.35% of average daily net assets of the Fund and hereby agrees to waive its fees to the extent necessary to achieve such expense ratio, on a basis that is pro rata to the fees charged by other providers of services to the Fund.

         5. Limitation of Liability. Quaker Funds shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         6. Duration and Termination. This Agreement shall become effective upon the date the registration statement of the Trust containing the Fund's Prospectus is declared effective by the SEC and shall continue in effect until terminated by either party hereto upon sixty (60) days' notice provided in writing to the other party.

         7. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         8. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

         9. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

         10. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

Attest:                                         QUAKER INVESTMENT TRUST


By:_____________________________            By:____________________________
    Title:                                      Title:


Attest:                                         QUAKER FUNDS, INC.

By:_____________________________            By:____________________________
    Title:                                      Title: